EXHIBIT 21.1

LIST OF SUBSIDIARIES

Ferguson Containers, Inc.

S.R.M. Entertainment Limited

Edison Nation Holdings, LLC

Edison Nation, LLC

Safe TV Shop, LLC

Everyday Edisons, LLC

Cloud B, Inc.

Cloud B Limited

Cloud B Party Limited

Pirasta, LLC

Best Party Concepts, LLC

CBAV1, LLC